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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

Redback Networks International, Inc.
Redback Networks Research
Redback Networks KK
Redback Networks Korea, Inc.
Redback Networks GmbH
Redback Networks Brazil Ltda.
Redback Networks de Mexico
Redback Networks Sales and Service, Inc.
Redback Networks Canada Inc.
610380 B.C. Inc.
610381 B.C. Inc.
Redback Networks Systems Canada, Inc.